Filed Pursuant to Rule 433

Registration Statement No. 333-270460

October 4, 2024

Pricing Term Sheet

Exxon Mobil Corporation

$171,968,000 Floating Rate Notes due 2074

Issuer:	Exxon Mobil Corporation (the “Company”)

Security:	Floating Rate Notes due 2074 (the “Notes”)

Trade Date:	October 4, 2024

Settlement Date*:	October 8, 2024 (T+2)

Denominations:	$1,000

Anticipated Ratings**:	Aa2 (Moody’s Investors Service, Inc.) AA- (Standard & Poor’s Ratings Services)

Principal Amount:	$171,968,000

Maturity Date:	October 15, 2074

Interest Rate and Interest Payment Dates:	Floating rate based on Compounded SOFR (calculated as described in that certain preliminary prospectus supplement of the Company dated October 4, 2024), minus 0.450%, calculated quarterly, and payable on January 15, April 15, July 15 and October 15 of each year, beginning January 15, 2025.

Optional Redemption Provisions:	On or after October 15, 2054, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 calendar days’ notice, at the following redemption prices (in each case, expressed as a percentage of the principal amount), if redeemed during the twelve-month periods beginning on October 15 as set forth below:

Twelve-Month Period Beginning On	Redemption Price
October 15, 2054	105.000%
October 15, 2055	104.500%
October 15, 2056	104.000%
October 15, 2057	103.500%
October 15, 2058	103.000%
October 15, 2059	102.500%
October 15, 2060	102.000%
October 15, 2061	101.500%
October 15, 2062	101.000%
October 15, 2063	100.500%
October 15, 2064	100.000%

and thereafter at 100.000% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the redemption date.

Repayment at Option of Holder:	The Notes will be repayable at the option of any holder of the Notes, in whole or in part, on the repayment dates and at the repayment prices (in each case, expressed as a percentage of the principal amount) as set forth below:

Repayment Date	Repayment Price
October 15, 2025	98.000%
April 15, 2026	98.000%
October 15, 2026	98.000%
April 15, 2027	98.000%
October 15, 2027	98.000%
April 15, 2028	98.000%
October 15, 2028	98.000%
April 15, 2029	98.000%
October 15, 2029	98.000%
April 15, 2030	98.000%
October 15, 2030	99.000%
April 15, 2031	99.000%
October 15, 2031	99.000%
April 15, 2032	99.000%
October 15, 2032	99.000%
April 15, 2033	99.000%
October 15, 2033	99.000%
April 15, 2034	99.000%
October 15, 2034	99.000%
April 15, 2035	99.000%
October 15, 2035	100.000%

and on October 15 of every second year thereafter, through and including October 15, 2071, at 100.000% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the repayment date.

Price to Public:	100.000%

CUSIP/ISIN:	30231G BP6 / US30231GBP63

Joint Book-Running Managers:	Morgan Stanley & Co. LLC UBS Securities LLC RBC Capital Markets, LLC Deutsche Bank Securities Inc.

*Note: We expect that delivery of the Notes will be made to investors on or about October 8, 2024, which will be the second business day following the time of sale (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to one business day before delivery of the Notes hereunder should consult their own advisors.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Company has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Morgan Stanley & Co. LLC toll-free at 1-866-718-1649; UBS Securities LLC toll-free at 1-888-827-7275; RBC Capital Markets, LLC toll-free at 1-866-375-6829; or Deutsche Bank Securities Inc. toll-free at 1-800-503-4611.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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